Exhibit 99.1

Rex Energy Achieves 46% Increase in First Quarter 2011 Production Compared to 2010

•	Initial ASP project results are positive

•	Williams completes phase three pipeline in Westmoreland

STATE COLLEGE, Pa., May 3, 2011 (GLOBE NEWSWIRE) — Rex Energy Corporation (Nasdaq:REXX) today announced financial and operational results for the first quarter of 2011.

First Quarter 2011 Production and Commodity Prices

Total net production during first quarter 2011 averaged 27,768 MMcfe per day, a 46% increase over first quarter 2010 and a 22% increase over fourth quarter 2010. Oil and natural gas liquids accounted for 49% of the total net production. Natural gas production increased 93% over first quarter 2010, which accounted for 51% of total production. The increase in natural gas production was attributable to gas sales through the Sarsen cryogenic gas processing plant (the Sarsen plant) in Butler County, Pennsylvania, which was commissioned in fourth quarter 2010.

“The efforts of our dedicated employees this past quarter have provided us with first quarter production that exceeded our expectations,” said Dan Churay, Rex Energy’s President and Chief Executive Officer. “This execution has built a strong foundation for the rest of the year.”

After the effects of cash settled derivatives, realized natural gas prices were $5.59 per Mcf, realized oil prices were $89.68 per Bbl and realized natural gas liquids prices were $48.84 per Bbl, which is approximately 52% of the NYMEX quoted average price of oil for the quarter.

Operational Update

Unless specifically stated otherwise in this “Operational Update”, all numbers are gross.

Appalachian Basin – Butler County, Pennsylvania

Rex Energy operates and owns a 70% working interest in Butler County. The company has currently contracted three horizontal rigs for its Butler development.

With respect to the first contracted rig, the company drilled and completed fracture stimulation on four of the five wells on its Drushel pad in early April. The company previously announced a five-day average rate of 3.7 MMcfe per day from the four Drushel wells. Currently, three of the four Drushel wells have averaged 3.6 MMcfe per day for the first 30 days of sales. This is a continuing trend of increasing rates from recent Marcellus wells, where Rex has enhanced the completion design and landing of the horizontal laterals in the lower, higher organic intervals. In addition, the company completed drilling its three well Talarico pad and began the fracture stimulation process on May 1, 2011. The company also completed drilling four of the seven wells on its Grosick pad. Overall, Rex has experienced a measurable reduction in drilling days on the last seven wells drilled.

The company’s second operated rig in Butler completed drilling both wells on the McElhinny pad, and the company has scheduled fracture stimulation for late May. The company has now moved this rig to its Behm pad, where it is drilling the second of three wells.

The company has contracted both of these rigs pursuant to two year agreements with Union Drilling Inc. for 2011 and 2012.

The company has also contracted a third rig in Butler, which arrived in late April 2011. The company has retained this rig for a seven well commitment from Bronco Drilling Company Inc. This third contracted rig is currently drilling the first of six wells on the Gilliland pad, which includes Rex Energy’s first Burkett (Upper Devonian) test well. Subsequent to drilling the Gilliland pad, the company has scheduled the rig to drill its first Utica test well beginning in July 2011.

Rex Energy jointly owns the Sarsen Plant through its interest in Keystone Midstream Services, LLC. Stonehenge Energy Resources LP has a 60% interest, Rex Energy has a 28% interest, and Sumitomo Corporation has a 12% interest in Keystone Midstream. Keystone Midstream has designed the Sarsen Plant to have a capacity of 40 MMcf per day. The Sarsen Plant is currently capable of processing 34 MMcf per day of inlet gas. Installation of field compression in late third quarter is planned to take the plant to its full capacity of 40 MMcf per day. Subsequent to the completion of the Drushel wells, the plant has averaged 24 MMcf per day of inlet production for the month of April 2011. Rex Energy plans to continue fracture stimulation and drilling efforts through the remainder of 2011 to fill the Sarsen plant. The company also plans to build an inventory of wells available to fracture stimulate in anticipation of the commissioning of Keystone Midstream’s second cryogenic gas plant, the Bluestone Plant, which is scheduled for completion in first quarter 2012.

The company has included its most recent horizontal rig schedule for the Appalachian Basin in its most recent investor presentation.

Appalachian Basin – Westmoreland & Clearfield Counties, Pennsylvania

Williams Companies, Inc. is the operator of Rex Energy’s acreage in Westmoreland and Clearfield, where Rex Energy owns a 40% non-operated working interest.

On April 30 2011, Williams completed and placed into service our phase three pipeline in Westmoreland that flows to the Salem Beagle Club compressor station and into the EQT natural gas pipeline. Williams has completed fracture stimulation on two of the five Uschak wells in Westmoreland. The two wells had a combined average five-day rate of 7.6 MMcf per day, and have been placed into sales. Rex Energy remains very encouraged by the performance of its two Slavek Trust wells in Westmoreland which have averaged 3.4 MMcfe per day each for the first 155 days. These rates exceed the company’s existing type curve for this area. Beginning in mid

May, Williams expects to fracture stimulate four wells in Westmoreland. In addition, Williams completed drilling on its two well National Metal pad. Williams has two contracted horizontal rigs in Westmoreland County. The first rig has spud the first of two wells on the Frye pad, and the second rig is currently drilling the second of the three wells on the Marco pad.

In Clearfield County, Williams has recently commenced drilling with a third rig on the first of four wells on the Resource Recovery #1 pad. Williams has also begun the pipeline expansion into the Resource Recovery lease and expects completion during the third quarter of this year.

Illinois Basin – ASP Progress

Rex Energy has experienced a preliminary oil response in the company’s alkaline-surfactant–polymer (ASP) pilot at the Bridgeport Field in Illinois. The 15-acre ASP pilot project at the Middagh Unit, which began ASP injection during August 2010, has experienced an average oil cut increase from 1% to 5% in the project area. Oil production in the unit has climbed from 16 to 62 gross barrels per day. In one producing well, the company has experienced a steady increase from 1.5% to 15% oil cut over the past 45-60 days. This ramp up in production is consistent thus far with the company’s extensive reservoir simulation modeling. The company expects that variance in pore volume size for each of the producing wells will lead to some patterns responding to ASP injection before other patterns in the project area.

“As a result of our comprehensive field testing program, we feel confident that an oil bank has been forming in the reservoir,” said Pat McKinney, the company’s Executive Vice President and Chief Operating Officer. “We have not seen early breakthrough of the ASP chemicals, which gives us additional confidence that the project is behaving appropriately. Moreover, reservoir pressures have steadily increased giving us additional confidence as to the oil bank movement and conformance.”

The company plans to continue to evaluate the results from the pilot to determine the overall effectiveness of the flood. This can allow for better definition of the predictive algorithms of the company’s reservoir model for future ASP projects.

Based on these initial ASP results, Rex Energy has increased the company’s 2011 capital budget by $3.0 million to expand the ASP flood into the 58-acre Perkins Smith project area, directly west of the Middagh pilot. ASP injection is scheduled to commence in this project area in late fourth quarter 2011.

“While we are very encouraged by the ASP pilot performance to date, it is still premature to estimate the eventual pore volume oil recovery of the pilot or translate this preliminary response into tertiary recovery proved reserves,” said Dan Churay. “We will continue to provide information on the pilots’ production performance in future operational updates.”

Denver Julesberg (DJ – Rockies) Basin

Rex Energy has completed the interpretation of its 3-D seismic survey in the East Silo area in Laramie County, Wyoming. The company believes that the results show well-defined areas where interpretation indicates a high degree of natural fracturing associated with faulting and salt edge deposition that can enhance productivity. The company believes that these areas may be characterized as “dual matrix porosity” areas, which are capable of yielding higher eventual ultimate recoveries (EURs). Conversely, areas of minimal natural fracturing combined with closed or filled fractures that would potentially limit productivity are characterized as “matrix porosity only” contribution regimes. The company also completed the interpretation of its 3-D seismic survey in the West Silo area of Laramie County, Wyoming and, as a result, has let certain leases containing 4,016 acres expire. The company incurred $5.0 million in impairment associated with the expired acreage.

Rex Energy previously announced well results for the Herrington 41-26H, BJB 34-14H and the Silo State 41-22H, where the company characterized results as “matrix porosity only” type wells. Based on the results of the 3-D seismic interpretation, Rex has identified a number of locations in the East Silo area where a high degree of natural fracturing is anticipated and has permitted two wells. The company believes that these two locations have dual matrix porosity. The initial well to test the fractured area, the Steege 11-31H, has been spud and is currently being drilled.

Rex Energy completed the drilling of a commitment well, the Shapley 14-45H in Weld County, Colorado to hold approximately 5,200 net acres. The well has reached total depth and is awaiting completion.

First Quarter Financial Results

Adjusted net income comparable to analysts’ estimates, a measure that is not recognized by United States generally accepted accounted principles (GAAP), was $1.3 million, or $0.03 per share. As used in this release, “adjusted net loss comparable to analysts’ estimates” means net income (loss) from continuing operations comparable to analyst estimates. Adjusted net loss comparable to analysts’ estimates is not a measure that GAAP recognizes. A full reconciliation between adjusted net loss comparable to analysts’ estimates and GAAP net income (loss) from continuing operations before income taxes is presented below. Operating revenue, including the effects of cash settled derivatives was $24.8 million for the first quarter 2011, an increase of $8.3 million over the same period in 2010. Rex Energy reported a first quarter 2011 net loss of $7.5 million, or $0.17 per share. Loss from continuing operations before income taxes for the first quarter 2011 was $12.3 million.

EBITDAX, a non-GAAP measure, was $11.2 million for first quarter 2011, up 69% compared to first quarter of 2010. The increase in EBITDAX was attributable to a higher oil price environment as well as higher natural gas production volumes. As used in this release, “EBITDAX” means income (loss) from continuing operations, before interest, income tax, depreciation, depletion, amortization, impairment and the other items. A detailed reconciliation between EBITDAX and GAAP net income (loss) from continuing operations is presented below.

Lease operating expenses for the three-month period ended March 31, 2011 were approximately $7.2 million, which was within the company’s previously issued guidance. The company experienced an increase in variable expenses associated with placing additional wells in service during the period in addition to a one-time charge of approximately $0.2 million for the decommissioning of its Yellow Creek refrigeration plant.

Cash general and administrative expenses (G&A) were approximately $5.8 million for the quarter ending March 31, 2011, as compared to the company’s previously issued guidance of $5.3 million. The increase in total cash G&A for the first quarter is attributable to legal expenses associated with a leasing lawsuit and costs related to the company’s recent management changes and additions to its technical staff.

First Quarter 2011 Capital Investments

Rex Energy leased approximately 4,800 gross Marcellus acres during the first quarter, of which 1,400 acres were offered to Sumitomo per the terms of the parties’ participation and exploration agreement. Net of Sumitomo, the company acquired approximately 3,000 acres in its Butler area and the remaining 400 acres within the Williams’ operated area. Of the total $17.1 million incurred on leasing in first quarter, the company expects Sumitomo to reimburse the company $4.1 million in the second quarter. Total net capital spent for leasing during the first quarter was $13.0 million, of which $12.5 million was spent in the Marcellus area.

Operational capital investments were $30.4 million for the first quarter. The company has reduced cycle time and increased efficiencies in drilling and rig movement in Butler County. As a result, the company horizontally drilled three additional wells. To match this improved drilling pace, the company completed additional pad construction sites in the quarter. Due to increased efficiencies and pad construction, the company accelerated Butler County drilling expenditures for the year. In the Rockies, the company incurred additional capital spending related to 2010 well costs and site preparation and drilling costs for the Shapley14-45H well in Colorado.

The company incurred $3.0 million in exploration expense, including $2.4 in seismic and microseismic acquisition and $0.2 million in delay rentals. The seismic expenditures included 3D programs in the Silo area of Wyoming and 3D programs to aid Marcellus development in Westmoreland, Clearfield and Centre counties in Pennsylvania. The microseismic expenditures were related to monitoring of fracture completions in Butler County, Pennsylvania.

2011 Capital Investment Increase

Rex Energy increased its 2011 capital investment budget to $175.4 million, up $26.7 million from its original budget. The company expects to fund the increase primarily through increased cash flows associated with the higher commodity price environment and the company’s existing line of credit. The company has targeted the allocation of the capital spending increase to the following activities:

•	$13.7 million in pad construction and drilling for nine additional Butler wells

•	$10.0 million for additional leasing efforts

•	$3.0 million for drilling and initial ASP injection for the Perkins Smith unit

Second Quarter 2011 and Fiscal Year 2011 Guidance

Rex Energy provides the following second quarter and full year 2011 guidance in the table below.

	2Q2011	Full Year 2011
Production	30.6 – 32.2 MMcfe/ day	34.7 - 39.4 MMcfe/ day
Lease Operating Expense	n/a	$32.0M - $37.0M
Cash G&A	n/a	$20.0M - $21.0M
Capital Expenditures	n/a	$175.4M
December, 2011 Exit Rate	n/a	40.7-48.5 Mmcfe/ day

Conference Call Information

Management will host a live conference call and webcast on Wednesday, May 4, 2011 at 10:00 a.m. ET to review first quarter financial results and operational highlights. The telephone number to access the conference call is (877) 849-6312. Presentation slides containing reference materials for the call and webcast will be available on the company’s website, www.rexenergy.com. Once on the homepage, select “Investor Relations” and then “Events and Presentations.” The replay of the event and reference materials will be available on the company’s website through June 3, 2011.

About Rex Energy Corporation

Rex Energy is headquartered in State College, Pennsylvania and is an independent oil and gas exploration and production company operating in the Appalachian, Illinois and Denver-Julesburg Basins within the United States. The company’s strategy is to pursue its higher potential exploration drilling prospects while acquiring oil and natural gas properties complementary to its portfolio.

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Forward-Looking Statements

Except for historical information, statements made in this release, including those relating to significant potential, future earnings, cash flow, capital expenditures, production growth and planned number of wells (as well as the timing of rig operations, natural gas processing plant commissioning and operations, fracture stimulation activities and the completion of wells and the expected dates that wells are producing hydrocarbons that are sold), are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are indicated by words such as “expected”, “expects”, “scheduled”, “planned”, “plans”, “anticipates” and similar words. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the company’s future performance are subject to a wide range of business risks and uncertainties, and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including (without limitation) the following:

•	adverse economic conditions in the United States and globally;

•	the difficult and adverse conditions in the domestic and global capital and credit markets;

•	domestic and global demand for oil and natural gas;

•	sustained or further declines in the prices the company receives for oil and natural gas;

•	the effects of government regulation, permitting and other legal requirements;

•	the geologic quality of the company’s properties with regard to, among other things, the existence of hydrocarbons in economic quantities;

•	uncertainties about the estimates of the company’s oil and natural gas reserves;

•	the company’s ability to increase production and oil and natural gas income through exploration and development;

•	the company’s ability to successfully apply horizontal drilling techniques and tertiary recovery methods;

•	the number of well locations to be drilled, the cost to drill and the time frame within which they will be drilled;

•	the effects of adverse weather on operations;

•	drilling and operating risks;

•	the ability of contractors to timely and adequately perform their drilling, construction, well stimulation, completion and production services;

•	the availability of equipment, such as drilling rigs and transportation pipelines;

•	changes in the company’s drilling plans and related budgets;

•	the adequacy of capital resources and liquidity including (without limitation) access to additional borrowing capacity; and

•	uncertainties associated with our legal proceedings and the outcome.

The company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on the company’s risks and uncertainties is available in the company’s filings with the Securities and Exchange Commission.

The company’s internal estimates of reserves may be subject to revision and may be different from estimates by the company’s external reservoir engineers at year end. Although the company believes the expectations and forecasts reflected in these and other forward-looking statements are reasonable, it can give no assurance they will prove to have been correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties.

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For more information, please visit our website or contact:

Tom Stabley

Executive Vice President and Chief Financial Officer

(814) 278-7215

tstabley@rexenergycorp.com

www.rexenergy.com

REX ENERGY CORPORATION

CONSOLIDATED BALANCE SHEETS

($ in Thousands)

	March 31, 2011 (Unaudited)	December 31, 2010
ASSETS
Current Assets
Cash and Cash Equivalents	$10,172	$11,008
Accounts Receivable	27,638	28,860
Short-Term Derivative Instruments	3,796	4,564
Deferred Taxes	1,004	—
Inventory, Prepaid Expenses and Other	1,124	1,327

Total Current Assets	43,734	45,759
Property and Equipment (Successful Efforts Method)
Evaluated Oil and Gas Properties	273,676	241,586
Unevaluated Oil and Gas Properties	100,652	91,574
Other Property and Equipment	40,883	42,226
Wells and Facilities in Progress	32,649	37,393
Pipelines	4,080	4,080

Total Property and Equipment	451,940	416,859
Less: Accumulated Depreciation, Depletion and Amortization	(97,967)	(93,063)

Net Property and Equipment	353,973	323,796
Restricted Cash	4,245	16,111
Intangible Assets and Other Assets – Net	1,488	1,570
Equity Method Investments	24,311	18,399
Long-Term Derivative Instruments	1,363	$1,450

Total Assets	$429,114	407,085

LIABILITIES AND EQUITY
Current Liabilities
Accounts Payable	$47,758	$49,401
Accrued Expenses	16,769	10,168
Short-Term Derivative Instruments	5,780	1,860
Current Deferred Tax Liability	—	1,908

Total Current Liabilities	70,307	63,337
Senior Secured Line of Credit and Long-Term Debt	30,024	10,120
Long-Term Derivative Instruments	5,190	1,517
Long-Term Deferred Tax Liability	4,129	5,930
Other Deposits and Liabilities	4,307	4,283
Future Abandonment Costs	17,588	17,222

Total Liabilities	$131,545	$102,409
Commitments and Contingencies
Owners’ Equity
Common Stock, $.001 par value per share, 100,000,000 shares authorized and 44,308,964 shares issued and outstanding on March 31, 2011 and 44,306,677 shares issued and outstanding on December 31, 2010.	44	44
Additional Paid-In Capital	374,351	373,856
Accumulated Deficit	(77,019)	(69,519)

Rex Energy Owners’ Equity	297,376	304,381
Noncontrolling Interests	193	295

Total Owners’ Equity	297,569	304,676

Total Liabilities and Owners’ Equity	$429,114	407,085

REX ENERGY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

($ in Thousands)

	Three Months Ended March 31,
	2011	2010
OPERATING REVENUE
Oil and Natural Gas Sales	$22,848	$16,518
Other Revenue	572	240

TOTAL OPERATING REVENUE	$23,420	$16,758

OPERATING EXPENSES

Production and Lease Operating Expense	7,198	5,920
General and Administrative Expense	6,245	4,162
Loss on Disposal of Assets	17	2
Impairment Expense	5,308	571
Exploration Expense	2,975	1,135
Depreciation, Depletion, Amortization and Accretion	5,878	5,092
Other Operating Expense	446	233

TOTAL OPERATING EXPENSES	$28,067	$17,115

LOSS FROM OPERATIONS	$(4,647)	$(357)

OTHER INCOME (EXPENSE)
Interest Income	7	35
Interest Expense	(309)	(164)
Gain (Loss) on Derivatives, net	(7,078)	3,792
Other Expense	(12)	(32)
Loss on Equity Method Investments	(276)	(1)

TOTAL OTHER INCOME (EXPENSE)	$(7,668)	$3,630

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAX	(12,315)	3,273
Income Tax Benefit (Expense)	4,713	(1,281)

NET INCOME (LOSS)	$(7,602)	$1,992
Net Loss Attributable to Noncontrolling Interests	102	56

NET INCOME (LOSS) ATTRIBUTABLE TO REX ENERGY	$(7,500)	$2,048

Earnings per common share:
Basic—Net Income (Loss) Attributable to Rex Common Shareholder	$(0.17)	$0.05
Basic—Weighted average shares of common stock outstanding	44,311	42,126
Diluted—Net Income (Loss) Attributable to Rex Common Shares	$(0.17)	$0.05
Diluted —Weighted average shares of common stock outstanding	44,311	42,200

REX ENERGY CORPORATION

Consolidated Operational Highlights

	Three Months Ended
	March 31,
	2011	2010
Oil and gas sales (in thousands):
Oil sales	$15,848	$12,730
Natural gas sales	5,665	3,620
Natural gas liquid sales	1,335	168
Cash-settled derivatives:
Crude oil	(147)	(834)
Natural gas	1,518	599

Total oil and gas sales including cash settled derivatives	$24,219	$16,283

Production during the period:
Oil (Bbls)	175,081	169,755
Natural gas (Mcf)	1,284,668	665,420
Natural gas liquids (Bbls)	27,333	5,234

Total (Mcfe) [a]	2,499,152	1,715,354

Production – average per day:
Oil (Bbls)	1,945	1,886
Natural gas (Mcf)	14,274	7,394
Natural gas liquids (Bbls)	304	58

Total (Mcfe) [a]	27,768	19,059
Average price per unit:
Realized crude oil price per Bbl – as reported	$90.52	$74.99
Realized impact from cash settled derivatives per Bbl	(0.84)	(4.91)

Net realized price per Bbl	$89.68	$70.08

Realized natural gas price per Mcf – as reported	$4.41	$5.44
Realized impact from cash settled derivatives per Mcf	1.18	0.90

Net realized price per Mcf	$5.59	$6.34

Realized natural gas liquids price per Bbl – as reported	$48.84	$32.02
Realized impact from cash settled derivatives per Bbl	—	—

Net realized price per Bbl	$48.84	$32.02

[a]	Natural gas is converted at a rate of one Mcf to one MCFE. Oil and natural gas liquids are converted at a rate of one Bbl to six Mcfe

REX ENERGY CORPORATION

OIL AND GAS DERIVATIVES – CURRENT HEDGING POSITION a

	2011	2012	2013
Oil Derivatives (Bbl)
Volume	432,000 Bbls	540,000 Bbls	240,000 Bbls
Ceiling	$104.69	112.03	120.00
Floor	$68.54	67.10	70.50
Natural Gas Derivatives (Mcf)
Swap Contracts
Volume	1,260,000 Mcf	1,320,000 Mcf	—
Price	$4.81	5.58	—
Collar Contracts
Volume	1,440,000 Mcf	2,400,000 Mcf	4,080,000 Mcf
Ceiling	$6.58	6.25	6.13
Floor	$4.91	4.88	5.00
Put Contracts
Volume	540,000 Mcf	—	—
Floor	$8.00	—	—
Put Contracts with Short Puts
Volume	540,000 Mcf	—	—
Floor	$5.00	—	—
Short Put	$3.68	—	—
Collar Contracts with Short Puts
Volume	540,000 Mcf	720,000 Mcf	—
Ceiling	$5.25	5.25	—
Floor	$4.75	4.75	—
Short Put	$4.00	4.00	—

[a]	Hedging position includes March 31, 2011 position and an additional gas collar hedge added in April, 2011.

The following table has been added to provide clarification on the components of Gain (Loss) on Derivatives, net under Other Income (Expense) on the Consolidated Statements of Operations for each of the periods presented (in thousands):

	Three Months Ended March 31,
	2011	2010
Realized Gains (Losses) from Financial Derivatives:
Crude Oil Derivatives	$(147)	$(834)
Natural Gas Derivatives	1,518	599
Interest Rate Derivatives	—	(196)

Total Realized Gains (Losses) from Financial Derivatives	$1,371	$(431)

Unrealized Gains (Losses) from Financial Derivatives:
Crude Oil Derivatives	$(7,249)	$1,110
Natural Gas Derivatives	(1,200)	2,963
Interest Rate Derivatives	—	150

Total Unrealized Gains (Losses) from Financial Derivatives	$(8,449)	$4,223

Gain (Loss) on Derivatives, net	$(7,078)	$3,792

Non-GAAP Financial Measures

EBITDAX

“EBITDAX” means, for any defined period, the sum of net income for the period plus the following expenses, charges or income, in each case, to the extent deducted from or added to net income in the period: interest, income taxes, depreciation, depletion, amortization, accretion, unrealized losses from financial derivatives, exploration expenses, and other similar non-cash charges, minus all non-cash income (without limitation) income from unrealized financial derivatives, added to net income. EBITDAX is used as a financial measure by Rex Energy’s management team and by other users of its financial statements, such as the company’s commercial bank lenders, to analyze such things as:

•	Rex Energy’s operating performance and return on capital in comparison to those of other companies in its industry, without regard to financial or capital structure;

•	The financial performance of the company’s assets and valuation of the entity, without regard to financing methods, capital structure or historical cost basis;

•	Rex Energy’s ability to generate cash sufficient to pay interest costs, support its indebtedness and make cash distributions to its stockholders; and

•	The viability of acquisitions and capital expenditure projects and the overall rates or return on alternative investment opportunities

EBITDAX is not a calculation based on GAAP financial measures and should not be considered as an alternative to net income (loss) in measuring the company’s performance, nor used as an exclusive measure of cash flow, because it does not consider the impact of working capital growth, capital expenditures, debt principal reductions, and other sources and uses of cash, which are disclosed in the company’s statements of cash flows.

Rex Energy has reported EBITDAX because it is a financial measure used by its existing commercial lenders, and because this measure is commonly reported and widely used by investors as an indicator of a company’s operating performance and ability to incur and service debt. You should carefully consider the specific items included in the company’s computations of EBITDAX. While Rex Energy has disclosed its EBITDAX to permit a more complete comparative analysis of its operating performance and debt servicing ability relative to other companies, you are cautioned that EBITDAX as reported by the company may not be comparable in all instances to EBITDAX as reported by other companies. EBITDAX amounts may not by fully available for management’s discretionary use, due to requirements to conserve funds for capital expenditures, debt service and other commitments.

Rex Energy believes that EBITDAX assists its lenders and investors in comparing a company’s performance on a consistent basis without regard to certain expenses, which can vary significantly depending upon accounting methods. Because the company may borrow money to finance its operations, interest expense is a necessary element of its costs and ability to generate cash available for distribution. Because Rex Energy uses capital assets, depreciation and amortization are also necessary elements of its costs. Additionally, the company is required to pay federal and state taxes, which are necessary elements of its costs. Therefore, any measures that exclude these elements have material limitations.

To compensate for these limitations, Rex Energy believes it is important to consider both net income (loss) determined under GAAP and EBITDAX to evaluate its performance.

The following table presents a reconciliation of the company’s net (loss) from continuing operations to its EBITDAX from continuing operations for each of the periods presented ($ in thousands):

	Three Months Ended March 31,
	2011	2010
Net Income (Loss) From Continuing Operations	$(7,602)	$1,992
Add Back Depletion, Depreciation, Amortization & Accretion	5,878	5,092
Add Back Non-Cash Compensation Expense	470	433
Add Back Interest Expense	309	164
Add Back Impairment Expense	5,308	571
Add Back Exploration Expense	2,975	1,135
Less Interest Income	(7)	(35)
Add Back Realized Loss on Interest Rate Derivatives	—	196
Add Back Loss on Disposal of Assets	17	2
Add Back (Less) Unrealized Loss (Gain) from Financial Derivatives	8,449	(4,223)
Less Proceeds From Early Settlement of Oil Derivatives	—	—
Add Back Noncontrolling Interest Share of Net Loss	102	56
Add Back (Less) Equity Method EBITDAX	33	(9)
Add Back (Less) Income Tax Expense (Benefit)	(4,713)	1,281

EBITDAX From Continuing Operations	$11,219	$6,655

Earnings Comparable with Analyst Estimates

“Earnings Comparable with Analyst Estimates” means, for any period, the sum of net income for the period plus the following expenses, charges or income, in each case, to the extent deducted from or added to net income in the period: deferred income taxes, unrealized losses from financial derivatives, non-cash compensation and impairment, minus all gains from unrealized financial derivatives and deferred income tax benefits, added to net income. Earnings Comparable with Analyst Estimates is used as a financial measure by Rex Energy’s management team and by other users of its financial statements, to analyze its financial performance without regard to non-cash deferred taxes and non-cash unrealized losses or gains from oil and gas derivatives. Earnings Comparable with Analyst Estimates is not a calculation based on GAAP financial measures and should not be considered as an alternative to net income (loss) in measuring the company’s performance.

Rex Energy has reported Earnings Comparable with Analyst Estimates because it believes that this measure is commonly reported and widely used by investors as an indicator of a company’s operating performance. You should carefully consider the specific items included in the company’s computation of this measure. You are cautioned that Earnings Comparable with Analyst Estimates as reported by Rex Energy may not be comparable in all instances to that reported by other companies.

To compensate for these limitations, the company believes it is important to consider both net income determined under GAAP and Earnings Comparable with Analyst Estimates.

The following table presents a reconciliation of Rex Energy’s net income (loss) from continuing operations to its Earnings Comparable with Analyst Estimates for each of the periods presented ($ in thousands):

	Three Months Ended March 31,
	2011	2010
Income (Loss) From Continuing Operations Before Income Taxes, as reported	$(12,315)	$3,273
Add Back (Less) Unrealized Loss (Gain) from Financial Derivatives	8,449	(4,223)
Add Back Impairment Expense	5,308	571
Add Back Non-Cash Compensation Expense	470	433
Add Back Loss on Disposal of Assets	17	2
Add Back Loss Attributable to Noncontrolling Interests	102	56

Income From Continuing Operations Before Income Taxes, adjusted	$2,031	$112
Less Income Taxes, adjusted [a]	(777)	(43)

Net Income From Continuing Operations Comparable to Analyst Estimates	$1,254	$68

Basic and Diluted Net Income Comparable to Analyst Estimates per Share [b]	$0.03	$0.00

[a]	Income tax adjustment represents the effect of our effective tax rate on Loss From Continuing Operations Before Income Taxes, adjusted.
[b]	Basic and diluted weighted average shares outstanding were 44,311 for first quarter 2010.